Exhibit 10.2

TRANSITION SERVICES AGREEMENT

by and between

THERAVANCE, INC.

and

THERAVANCE BIOPHARMA, INC.

Dated as of June 2, 2014

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of June 2, 2014, by and between Theravance, Inc., a Delaware corporation (“ParentCo”), and Theravance Biopharma, Inc., a Cayman Island exempted company  (“SpinCo”), each a “Party” and together, the “Parties”.  Capitalized terms not defined herein shall have the meaning set forth in that certain Separation and Distribution Agreement, dated June 1, 2014 (as amended or otherwise modified from time to time, the “Separation Agreement”) by and between the Parties.  This Agreement shall be effective on the Distribution Date, as defined in the Separation Agreement.

RECITALS

WHEREAS, the Board of Directors of ParentCo has determined that it is appropriate, desirable and in the best interests of ParentCo and its stockholders to separate ParentCo into two separate, independent and publicly traded companies;

WHEREAS, to effect this separation the Parties entered into the Separation Agreement;

WHEREAS, the Parties have agreed to enter into this Agreement in order for ParentCo to assist SpinCo, and for SpinCo to assist ParentCo, each for a period from and after the Distribution Date, by providing to SpinCo and ParentCo, respectively, certain services and support not otherwise specified in the Separation Agreement or any other Ancillary Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1                               “Additional Service” shall have the meaning set forth in Section 2.7(a).

1.2                               “Agreement Dispute” shall have the meaning set forth in Section 11.

1.3                               “Business” shall mean the ParentCo Business or the SpinCo Business, as applicable.

1.4                               “Collaboration Agreement” shall have the meaning set forth in the Separation Agreement.

1.5                               “Default Interest Rate” shall have the meaning set forth in Section 3.2(b).

1.6                               “Due Date” shall have the meaning set forth in Section 3.2(a).

1.7                               “Fee” or “Fees” shall have the meaning set forth in Section 3.1(a).

1.8                               “Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, earthquakes, hurricanes, riots, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

1.9                               “ParentCo Project Manager” shall have the meaning set forth in Section 2.9.

1.10                        “ParentCo Services” shall mean the enumerated services described on Schedule A attached hereto.

1.11                        “Schedules” shall mean Schedule A and Schedule B attached hereto.

1.12                        “Service” shall mean any of the SpinCo Services or the ParentCo Services, as applicable.

1.13                        “Service Provider” shall mean ParentCo with respect to the ParentCo Services, and SpinCo with respect to the SpinCo Services.

1.14                        “Service Recipient” shall mean SpinCo with respect to the ParentCo Services, and ParentCo with respect to the SpinCo Services.

1.15                        “Services Group” shall mean any Services or group of Services identified on one of the Schedules for which a single, separate Fee is specified on such Schedule.

1.16                        “Services Term” shall have the meaning set forth in Section 4.1.

1.17                        “SpinCo Project Manager” shall have the meaning set forth in Section 2.9.

1.18                        “SpinCo Services” shall mean the enumerated services described on Schedule B attached hereto.

1.19                        “Strategic Alliance Agreement” shall have the meaning set forth in the Separation Agreement.

Article 2

SERVICES

2.1                               Scope of Services.

(a)                                 SpinCo hereby retains ParentCo to provide, and ParentCo hereby agrees to provide, the ParentCo Services to SpinCo or any of its Subsidiaries, as designated by SpinCo, during the relevant Services Term.

(b)                                 ParentCo hereby retains SpinCo to provide, and SpinCo hereby agrees to provide, the SpinCo Services to ParentCo or any of its Subsidiaries, as designated by ParentCo, during the relevant Services Term.

(c)                                  Notwithstanding anything to the contrary in this Agreement, (i) the ParentCo Services shall be available to SpinCo or any of its Subsidiaries only for the purposes of conducting the SpinCo Business substantially in the same manner as it was conducted immediately prior to the Distribution Date; and (ii) the SpinCo Services shall be available to ParentCo or any of its Subsidiaries only for the purposes of conducting the ParentCo Business substantially in the same manner as it was conducted immediately prior to the Distribution Date.

(d) any employee or consultant of ParentCo or SpinCo who will be performing any Service hereunder shall, as a condition to performing such Service, sign a confidentiality  agreement in the form attached as Schedule C or Schedule D, as applicable.

2.2                               Provision of Services.  The ParentCo Services may be directly provided by ParentCo or may be provided through any of its Affiliates or subcontractors, and the SpinCo Services may be directly provided by SpinCo or may be provided through any of its Affiliates or subcontractors; provided, however, that the applicable Service Provider shall remain responsible, in accordance with this Agreement, for performance of any Service it causes to be so provided.

2.3                               No Assumption or Modification of Obligations.  Nothing herein shall be deemed to (a) constitute the assumption by Service Provider or any of its Affiliates, or the agreement to assume, any duties, obligations or liabilities of Service Recipient or its Affiliates whatsoever; or (b) alter, amend or otherwise modify any obligation of ParentCo or SpinCo, as the case may be, under the Separation Agreement.

2.4                               Application of Resources.  Unless otherwise expressly required under the terms of the Separation Agreement or any Schedules, or otherwise agreed to by the Parties in writing, in providing the Services, Service Provider or its Affiliates shall not be obligated to: (a) expend funds and other resources beyond levels that would be customary and reasonable for any other nationally recognized service provider to perform services that are similar to the relevant Services; (b) maintain the employment of any specific employee or subcontractor; provided, however that Service Provider shall use commercially reasonable efforts to provide a replacement with the necessary skill and expertise; (c) purchase, lease or license any additional (measured as of the date hereof) equipment or materials (but expressly excluding any renewal or extension of any leases or licenses required for Service Provider to perform the relevant Services during the relevant Services Term); (d) pay any of Service Recipient’s costs related to its or any of its Subsidiaries’ receipt of the Services; (e) lend any funds to a Service Recipient or its Subsidiaries; or (f) make any payments or disbursements on behalf of Service Recipient, except to the extent Service Recipient has previously delivered to Service Provider sufficient funds to make any such payment or disbursement.

2.5                               Performance of Services.  Subject to the other terms (a) in this Agreement setting forth and circumscribing Service Provider’s performance obligations hereunder (including in this Article 2 and in Article 6), and (b) in the relevant Schedules, each Service Provider shall perform the Services required to be provided by it hereunder in a manner specifically described in the relevant Schedules, or, to the extent not so described in such Schedules, in a manner that is substantially the same in nature, accuracy, quality, completeness, timeliness, responsiveness and efficiency with how such relevant Services have been rendered in support of the SpinCo Business and/or the ParentCo Business prior to the Distribution Date.  To the extent that either ParentCo or SpinCo determines that any sharing of information or historical knowledge would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

2.6                               Transitional Nature of Services; Changes.  The Parties acknowledge the transitional nature of the Services and agree that, notwithstanding anything to the contrary herein, each Service Provider may make changes from time to time in the manner of performing the Services if such Service Provider is making similar changes in performing similar services for itself and/or its Subsidiaries; provided that Service Provider must provide Service Recipient with at least thirty (30) days prior written notice of material changes and reasonably cooperate with Service Recipient in adjusting to such change.

2.7                               Additional Services; Extension of Services Terms.  In the event that the Parties identify and agree upon (a) an additional service to be provided under this Agreement, as well as the related fees and other specific terms and conditions applicable thereto (an “Additional Service”), or (b) an extension of any particular Service Term for any Services Group, as well as the related fees and other specific terms and conditions applicable thereto, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additions of supplements to the relevant Schedule, in order to describe such Additional Service or extension, and the agreed upon related fees and other specific terms and conditions applicable thereto.  It is understood that the Service Provider has no obligation to provide Additional Services and may reject any request by any Service Recipient for Additional Services for any reason or for no reason.

2.8                               Impracticability.  Subject to the provisions of Section 2.10, Service Provider shall not be required to provide any Service to the extent: (a) that the performance of the Services would (i) require Service Provider or any of its Subsidiaries to violate any applicable Laws (including any applicable codes or standards of conduct established by any Governmental Entity with respect to their activities subject to the jurisdiction of such Governmental Entity) or any internal policy reasonably adopted in order to comply with any applicable Laws; (ii) result in the breach of any software license, lease, or other Contract; or (iii) require prior approval of a Governmental Entity (except to the extent such approval has already been obtained); or (b) that

Service Provider cannot provide such Service due to a Force Majeure event; provided, however that Service Provider shall resume such Service as soon as practicable after such Force Majeure event.

2.9                               Project Managers.  ParentCo shall designate from time to time at least one individual, and shall inform SpinCo of the identity of such individual, to whom all of SpinCo’s communications may be addressed with respect to the ParentCo Services and who has authority to act for and bind ParentCo in all aspects with respect to the ParentCo Services (the “ParentCo Project Manager”).   SpinCo shall designate from time to time at least one individual and shall inform ParentCo of the identity of such individual, to whom all of ParentCo’s communications may be addressed with respect to the SpinCo Services and who has authority to act for and bind SpinCo in all aspects with respect to the SpinCo Services (the “SpinCo Project Manager”).   The initial ParentCo Project Manager designated by ParentCo shall be Michael W. Aguiar and the initial SpinCo Project Manager designated by SpinCo shall be Renee D. Gala.

2.10                        Cooperation.  In the event that there is nonperformance of any Service as a result of impracticability pursuant to Section 2.8, the Parties agree to work together in good faith to arrange for an alternative means by which the applicable Service Recipient may obtain, at its sole cost and expense, the Service so affected.  The Service Provider shall cooperate with the Service Recipient in connection with the performance of the Services, including producing on a timely basis all Contracts, documents and other information that is reasonably requested with respect to the performance of Services; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of the Service Recipient or its respective Subsidiaries.

2.11                        Independent Contractor Relationship.  The relationship of the Parties hereunder is that of independent contractors, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship.

Article 3
PRICING

3.1                               Fees.  In consideration of Services performed pursuant to this Agreement, the Parties shall pay the applicable fees set forth in the Schedules with respect to each Service (individually a “Fee” and collectively the “Fees”).

3.2                               Payment Procedures.  If Fees are payable pursuant to Section 3.1:

(a)                                 Service Provider shall invoice Service Recipient on a monthly basis for all Fees accrued with respect to the prior month.   Fees shall be payable by Service Recipient within thirty (30) days after Service Recipient’s receipt of an invoice (the “Due Date”).  All amounts (i) payable pursuant to the terms of this Agreement shall be paid to Service Provider as directed by Service Provider, and (ii) due and payable hereunder shall be invoiced and paid in U.S. dollars, except as may be expressly provided in any relevant Schedule.  A Service Recipient’s obligation to make any required payments under this Agreement shall not be subject to any unilateral right of offset, set-off, deduction or counterclaim, however arising.

(b)                                 Default Interest Rate.  Subject to the provisions of Section 3.2(c), amounts not paid on or before the Due Date shall be payable with accrued interest thereon, from the date originally due, at an interest rate per annum equal to the prime rate as published by The Wall Street Journal (or any successor) as its prime rate in effect on the date that such payment was first due plus two percent (2%).

(c)                                  Disputes.  In the event that Service Recipient disputes the accuracy of any invoice or portion thereof, Service Recipient shall provide Service Provider on or prior to the Due Date written notice of the disputed amounts, together with a statement of the particulars of the dispute.  Should Service Recipient fail to provide notice of any disputed amounts on or before the Due Date, the amounts set forth on the invoice shall be owed with interest at the Default Interest Rate from the Due Date until payment is received.  Should Service Recipient provide the required information on or before the Due Date, Service Provider shall have thirty (30) days following receipt of the required information to reject Service Recipient’s modified invoice (or portion thereof) by providing Service Recipient notice of such rejection within such 30-day period.  Should Service Provider fail to provide such notice within the time period allowed, Service Recipient’s modified invoice (or portion thereof) shall be deemed to be the correct invoice.  Should Service Provider provide the required notice within such 30-day period, resolution of the disputed invoice shall be in accordance with the provisions of Article 11 hereof.  If Service Recipient has underpaid the amount actually due, Service Recipient shall remit to the Service Provider, within five (5) business days after receipt of the determination from Service Provider, any amount due plus interest at the Default Interest Rate from the Due Date until paid.  Notwithstanding any disputed invoice or portion thereof, Service Recipient shall nevertheless pay when due any undisputed amount of such invoice to Service Provider.

3.3                               Taxes.  If any Governmental Entity shall impose a tax on the Services rendered to a Service Recipient or its Subsidiaries by Service Provider hereunder, Service Recipient agrees to pay, or remit to Service Provider so that Service Provider may pay, the amount of such tax imposed now or in the future on the Services rendered to Service Recipient or its Subsidiaries by Service Provider under this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, Service Recipient shall have no liability for, and shall not be obligated to pay for, any property taxes of any kind or type applicable to the property of Service Provider or any of its Subsidiaries or any income taxes of any kind or type applicable to the income of Service Provider or any of its Subsidiaries, except as may be expressly provided in any relevant Schedule.

3.4                               Expenses.  In addition to the payment of all Fees, at the end of each month during the Services Term, Service Recipient shall reimburse Service Provider for all reasonable out-of-pocket costs and expenses incurred by Service Provider or its Subsidiaries in connection with providing the Services (including pass-through costs for third party contractors and travel-related expenses); provided, however, that any such costs and expenses greater than $75,000 must be pre-approved in writing.  Any travel-related expenses incurred in performing the Services shall be incurred and charged to Service Recipient in accordance with Service Provider’s then applicable business travel policies.

Article 4
SERVICES TERM; TERMINATION

4.1                               Services Term.  The performance of the Services shall commence on the Distribution Date and shall, unless otherwise agreed to by the Parties, expire on the earlier of (i) the expiration date set forth on Schedule A or Schedule B, as applicable, with respect to each such Service, unless earlier terminated pursuant to Section 4.2 hereof, or (ii) the second anniversary of the date of this Agreement (the “Services Term”).

4.2                               Termination.  The obligations under this Agreement may be terminated prior to the expiration of the relevant Services Term only as provided on Schedule A or Schedule B, as applicable, with respect to each such Service, or otherwise with the mutual written agreement of the Parties.

4.3                               Rights and Obligations Upon Termination.  Upon expiration of the Services Term or in the event of a termination pursuant to Section 4.2, no Party, nor any of its Affiliates, shall have any liability or further obligation to any other Party or any of its Affiliates pursuant to this Agreement, except: (a) that the provisions of Sections 3 (to the extent of amounts accrued thereunder through the date of such expiration or termination), 4.3, 5, 6, 7, 8, 9, 10, 11, 12, 13, and 14 (as well as in each case associated defined terms) shall survive any such expiration or termination and not be extinguished thereby; and (b) any Party nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by the other Party of any agreement, covenant, representation, warranty, or indemnity contained in this Agreement that occurs prior to such expiration or termination.

Article 5
RETURN OF LEASED PROPERTY OR LICENSED SOFTWARE

Service Recipient shall be liable for all costs and expenses incurred by Service Provider or any of its Subsidiaries resulting from any delay or failure of Service Recipient to return to Service Provider or any licensor, as applicable, any leased property or licensed software that is included as part of the Services provided to such Service Recipient upon (a) the termination of the relevant Services as provided herein, or (b) the expiration of the term of the applicable lease or license, provided that Services Provider has provided Service Recipient with at least sixty (60) days prior written notice of such expiration.

Article 6
INTERNAL CONTROLS AND PROCEDURES

In addition to the record retention requirements of the Separation Agreement, with respect to the Services for which each Service Provider is responsible, such Service Provider shall maintain and comply with such internal controls and procedures as are necessary to comply with the Sarbanes-Oxley Act of 2002 or as otherwise agreed by the Parties to be implemented by the Parties to comply with internal controls and procedures or applicable Law.  In the event a Service Recipient requires a change to the internal controls or procedures, or requires the implementation of additional internal controls or procedures, related to the Services required to be provided to such Service Recipient in order for such Service Recipient to comply with changes to applicable Law, Service Provider shall change or add to such Service Provider’s internal controls or procedures related to such Services as reasonably requested by such Service Recipient; provided, however, in connection with a Service Provider changing or adding to internal controls or procedures as required by the foregoing, Service Recipient shall pay for any and all additional costs and expenses associated with the implementation or maintenance of the applicable change or addition; provided further, however, that if such change or addition is required for the compliance by both Parties with a Law applicable to both Parties, the Parties shall negotiate in good faith an equitable sharing of the costs and expenses associated with such change or addition.

Article 7
BOOKS AND RECORDS

The Parties shall keep and maintain books, records, accounts and other documents sufficient to reflect accurately and completely the transactions conducted, and all associated costs incurred, pursuant to this Agreement.  Such records shall include receipts, invoices, memoranda, vouchers, inventories, timesheets and accounts pertaining to the Services, as well as complete copies of all contracts, purchase orders, service agreements and other such arrangements entered into in connection therewith.

Article 8
COMPLIANCE WITH LAWS AND GOVERNMENTAL REQUIREMENTS

Each Party shall be responsible for compliance with all Laws affecting its Business.  Each Service Recipient shall be responsible for any use such Service Recipient may make of the Services to assist it in complying with applicable Laws.  Each Service Provider shall comply with (a) all Laws applicable to the provision by it of the Services hereunder, and (b) the accounting and reporting requirements of any Governmental Entity having jurisdiction over it or any Party with respect to their respective activities related to such Service Provider’s performance of the Services.

Article 9
DISCLAIMER AND LIMITATION OF LIABILITY

9.1                               EACH PARTY ACKNOWLEDGES AND AGREES (A) THAT ALL SERVICES ARE PROVIDED BY SERVICE PROVIDER ON AN “AS IS” BASIS, AND (B) THAT NEITHER SERVICE PROVIDER MAKES ANY REPRESENTATIONS OR WARRANTIES, WHETHER STATUTORY, EXPRESS, OR IMPLIED, TO SERVICE RECIPIENT OR ANY OF ITS AFFILIATES WITH RESPECT TO THE SERVICES, ANY EQUIPMENT OR MATERIALS PROVIDED UNDER THIS AGREEMENT, OR OTHERWISE HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

9.2                               NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR

REVENUE, LOSS OF BUSINESS, LOSS OF USE OR OF DATA, INTERRUPTION OF BUSINESS OR OTHERWISE) RESULTING OR ARISING FROM THE SERVICES, ANY PERFORMANCE OR NONPERFORMANCE OF THE SERVICES OR TERMINATION OF THE SERVICES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES RELATE TO A CLAIM FOR INDEMNIFICATION PURSUANT TO ARTICLE 10, A BREACH OF ANY OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT OR THE SEPARATION AGREEMENT, OR FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SERVICE PROVIDER OR ITS AFFILIATES.

Article 10
INDEMNITY

10.1                        Service Recipient Indemnity.  Service Recipient hereby agrees to indemnify, defend and hold harmless Service Provider and each of its Affiliates from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorneys’ fees and costs and expenses related thereto) suffered or incurred by Service Provider or any of its Affiliates as a result of or in connection with any third party claims to the extent caused, in whole or in part, by the fraud, gross negligence or willful misconduct of Service Recipient or any of its Affiliates in its receipt of the Services or in its provision to Service Provider or any of its Affiliates of any information reasonably required for performance of the Services by Service Provider or any of its Affiliates.  In no event shall the aggregate liability of Service Recipient and its Affiliates to Service Provider and its Affiliates, for any damages concerning Service Recipient’s or its Subsidiaries’ receipt of the Services or any other matter arising out of, or related to, this Agreement (regardless of whether any such claim for such damages is based in contract or in tort) exceed the amounts actually paid to Service Provider by Service Recipient pursuant to this Agreement.

10.2                        Service Provider Indemnity.  Service Provider hereby agrees to indemnify, defend and hold harmless Service Recipient and each of its Affiliates from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorney’s fees and costs and expenses related thereto) suffered or incurred by Service Recipient or any of its Affiliates as a result of, or in connection with, any third party claims to the extent caused, in whole or in part, by the fraud, gross negligence or willful misconduct of Service Provider or any of its Affiliates in performing the Services.  In no event shall the aggregate liability of Service Provider and its Affiliates to Service Recipient and its Affiliates, for any damages concerning Service Provider’s or its Subsidiaries’ or subcontractors’ performance or nonperformance of the Services or any other matter arising out of, or related to, this Agreement (regardless of whether any such claim for such damages is based in contract or in tort) exceed the amounts actually paid to Service Provider by Service Recipient pursuant to this Agreement.

10.3                        Procedures.  Any claim for indemnification under this Article 10 shall be governed by, and be subject to, the provisions of Article V of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to

“Agreement” in such Article V as incorporated herein shall be deemed to be references to this Agreement.

Article 11
DISPUTE RESOLUTION

Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Dispute”), shall be governed by, and be subject to, the provisions of Article IX of the Separation Agreement, which provisions (and related defined terms) are hereby incorporated by reference into this Agreement.

Article 12
PROPERTY RIGHTS

The Parties acknowledge and agree that nothing in this Agreement is intended to transfer any right, title, or interest in and to any tangible, intangible, real or personal property (including any and all intellectual property rights).  Notwithstanding any materials, deliverables, or other products that may be created or developed by Service Provider or its Subsidiaries from the date hereof through the expiration or termination of the relevant  Services Term, Service Provider does not hereby convey, nor does Service Recipient nor any of its Subsidiaries hereby obtain, any right, title, or interest in or to any of Service Provider’s or any of its Subsidiaries’ equipment, materials, deliverables, products, or any other rights or property used to provide the Services.  All customer and personnel data, files and input and output materials and the media upon which they are located that are supplied by Service Recipient or any of its Subsidiaries in connection with this Agreement shall remain Service Recipient’s or such Subsidiary’s property, respectively, and Service Provider shall not have any rights or interests with respect thereto.

Article 13
CONFIDENTIAL INFORMATION

Any Confidential Information received by either Party or its Affiliates from the other Party or any of its Affiliates in connection with this Agreement shall be governed by, and be subject to, the provisions of Article VII of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article VII as incorporated herein shall be deemed to be references to this Agreement.  However, for the avoidance of doubt, neither Party shall be obligated to disclose its own Confidential Information in the course of providing the Services hereunder.

Article 14
GSK AGREEMENTS

Notwithstanding any other provision contained herein, ParentCo shall not, and shall cause its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives (collectively, “Representatives”) not to, take (or omit to take) any action (including, without limitation, the disclosure of any information to SpinCo or any of its Representatives), that is or would be reasonably expected to result in a breach or violation of, or be in conflict with, any ParentCo confidentiality obligation to GSK under the Collaboration Agreement and/or the Strategic Alliance Agreement.  To the extent that SpinCo or any of its Representatives becomes aware or believes that it has or may have received from ParentCo or any of its Representatives Confidential Information (as defined in the Collaboration Agreement or the Strategic Alliance Agreement) of GSK, it will promptly notify ParentCo in writing, will follow any reasonable instructions from ParentCo with respect to the return or destruction of such information, and will not use or disclose such information unless ParentCo confirms that it is not Confidential Information (as defined in the Collaboration Agreement or the Strategic Alliance Agreement) of GSK.  Each party agrees and understands that monetary damages would not adequately compensate the non-breaching party for a breach of this Article 14, that this Article 14 shall, to the fullest extent permitted by law, be specifically enforceable, and that any breach or threatened breach of this Article 14 shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, ParentCo and SpinCo waive, to the fullest extent permitted by law, any claim or defense that there is an adequate remedy at law for such breach or threatened breach.  Notwithstanding any other provision contained herein, SpinCo acknowledges and agrees that it has no rights to any non-public information under the Collaboration Agreement and/or the Strategic Alliance Agreement, the disclosure of which by ParentCo or any of its Representatives to SpinCo or any of its Representatives is or would be reasonably expected to result in a breach or violation of, or be in conflict with, any ParentCo confidentiality obligation to GSK under the Collaboration Agreement and/or the Strategic Alliance Agreement.  Notwithstanding anything else to the contrary, in the event of any conflict between this Article 14, or any covenant, right, agreement, obligation or duty of ParentCo or SpinCo (or any of their respective Representatives) under this Article 14, on the one hand, and any other provision of this Agreement, or any attachment hereto or any covenant, right, agreement, obligation or duty of ParentCo or SpinCo (or any of their respective Representatives) thereunder, on the other hand, this Article 14 shall govern and supersede such other provision, attachment, covenant, agreement, obligation or duty. Each party will be liable for breach of this Article 14 by any of its Representatives.

Article 15
MISCELLANEOUS

15.1                        Incorporation.  The provisions of Article XII (Miscellaneous) (except for Section 12.8) of the Separation Agreement are incorporated herein, mutatis mutandis, by reference.

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IN WITNESS WHEREOF, the Parties caused this Transition Services Agreement to be duly executed as of the day and year first above written.

THERAVANCE, INC.

By:	/s/ Michael W. Aguiar
Name: Michael W. Aguiar
Title: Chief Financial Officer

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham
Name: Rick E Winningham
Title: Chief Executive Officer